Exhibit 99.3

Energy Cloud I Acquisition Corporation

Company No. 2071142

(the “Company”)

Written resolutions of all the directors of the Company (“Directors”) adopted pursuant to Section 129 of the BVI Business Companies Act, 2004 (the “Act”) and the memorandum and articles of association of the Company (the “Mem & Arts”).

The undersigned, being all the Directors of the Company acting by written consent without a meeting DO HEREBY CONSENT to the adoption of the following resolutions:

Each of the Directors hereby confirms that he/she has properly and duly disclosed all of his/her interests required to be disclosed to the Board of Directors of the Company and/or the Company pursuant to the Mem & Arts, the Act and/or otherwise required by any applicable law in relation to all matters being resolved upon by all the Directors as contained herein.

IT IS NOTED that the Company has proposed to raise additional capital through an initial public offering of Units consisting of its ordinary shares of no par value and one warrant to buy one ordinary share (together the “Units”) and the listing of such Units for trading on the Nasdaq Stock Market LLC. In connection with the foregoing, the Company wished to establish a nominating committee of the board of Directors of the Company to satisfy the requirements of federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”), and the listing standards of The NASDAQ Stock Market.

RESOLVED that a nominating committee of the Board be and is hereby established with immediate effect.

RESOLVED, that each of Tianshi (Stanley) Yang, Zeyi (Jeff) Wang and Michael Kwei be and is hereby appointed to be the members of the nominating committee upon its establishment.

RESOLVED, that _________________ be and is hereby appointed as the chair of the nominating committee.

RESOLVED that the form of the Nominating Committee Charter of the nominating committee of the Board be substantially in the form attached hereto as Exhibit A be and is approved and adopted, to be immediately effective upon the establishment of the committee.

RESOLVED that each Director be and is hereby granted full authority to act on behalf of and to bind the Company, and be and is hereby authorized and empowered, in the name and on behalf of the Company, to take all such other actions and execute and deliver all such other agreements, instruments and documents as such Director shall deem necessary or desirable in order to carry out and perform the intent and purposes of the foregoing resolutions (including, where necessary, the execution of any such agreement, instrument or document as a deed and/or the affixation of the common seal of the Company), the taking of such actions or the execution and delivery of such agreements, instruments or documents by any Director pursuant to this or the foregoing resolutions to be conclusive evidence of the necessity or desirability thereof and of the authorization thereof by the Board.

RESOLVED that any and all other actions including previous actions taken by any Director prior to the effective date of these resolutions in order to carry out and perform the intent and purposes of the foregoing resolutions are hereby confirmed, ratified and approved in all respects.

These resolutions may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Directors have caused these written resolutions to be executed on November __, 2021.

Kong, Qingxun (Kenn)

Chen, Shuyi

Yang, Zhijiang

Zhang, Wenhui

Yang, Tianshi (Stanley)

Wang, Zeyi (Jeff)

Kwei, Michael

EXHIBIT A

FORM OF NOMINATING COMMITTEE CHARTER

NOMINATING COMMITTEE CHARTER

ENERGY CLOUD I ACQUISITION CORPORATION

The responsibilities and powers of the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Energy Cloud I Acquisition Corporation (the “Company”), as delegated by the Board, are set forth in this charter. Whenever the Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

As set forth herein, the Nominating Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure.

II. MEMBERSHIP

The Nominating Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of the Nasdaq Stock Market LLC, as amended from time to time.

The Board shall elect the members of this Nominating Committee at the first Board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Nominating Committee shall designate a chair by majority vote of the full Nominating Committee membership.

A Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Nominating Committee shall be called by the chairman of the Nominating Committee upon such notice as is provided for in the Bylaws of the company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Nominating Committee. The Nominating Committee shall report its minutes from each meeting to the Board.

The chairman of the Nominating Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Nominating Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Nominating Committee. A certificate of the secretary of the Nominating Committee or minutes of a meeting of the Nominating Committee executed by the secretary setting forth the names of the members of the Nominating Committee present at the meeting or actions taken by the Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Nominating Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBLITIES

●	Developing the criteria and qualifications for membership on the Board.

●	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

●	Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.

●	Establishing subcommittees for the purpose of evaluating special or unique matters.

●	Monitoring and making recommendations regarding committee functions, contributions, and composition.

●	Evaluating, on an annual basis, the Nominating Committee’s performance.

V. REPORTING

The Nominating Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

ENERGY CLOUD I ACQUISITION CORPORATION

BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Energy Cloud I Acquisition Corporation (the “Company”) will identify, evaluate, and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board (including the diversity in background, experience, and viewpoints of the Board), the operating requirements of the Company, and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

●	Whether the candidate is independent pursuant to the requirements of the Rule 5600 of the Nasdaq Stock Market LLC.

●	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

●	Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

●	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

●	Whether the candidate has knowledge of the Company and issues affecting the Company.

●	Whether the candidate is committed to enhancing stockholder value.

●	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

●	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective, and independent business judgment, and to assume broad fiduciary responsibility.

●	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

●	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

●	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

●	Whether the candidate is able to suggest business opportunities to the Company.

ENERGY CLOUD I ACQUISITION CORPORATION

STOCKHOLDER RECCOMENDATIONS FOR DIRECTORS

Stockholders who wish to recommend to the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Energy Cloud I Acquisition Corporation (the “Company”), a candidate for election to the Board should send a written recommendation to Energy Cloud I Acquisition Corporation, 99 Room 2006, Block 5, Zone 5, Aoyuan City Plaza, Panyu District, Guangzhou, China, Attention: Nominating Committee with a copy to the Corporate Secretary. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

●	Name;

●	Age;

●	Business and current residence addresses, as well as residence addresses for the past 20 years;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment, and credit information;

●	The number of shares of common stock of the Company beneficially owned by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

●	A signed consent of the nominee to serve as a director of the Company, if elected.